EXHIBIT 4(f)
March 30, 2007
Applied Industrial Technologies, Inc.
One Applied Plaza
Cleveland, Ohio 44115
     Re: Amendment to Private Shelf Agreement
Ladies and Gentlemen:
     Reference is made to that certain Private Shelf Agreement dated as of November 27, 1996 (as amended prior to the date hereof, the “Agreement”) between Applied Industrial Technologies, Inc., an Ohio corporation formerly known as Bearings, Inc. (the “Company”), and Prudential Investment Management, Inc. (“Prudential”), pursuant to which the Company issued and sold and Prudential purchased the Company’s 6.60% Series B Notes in the original aggregate principal amount of $50,000,000, due December 8, 2007. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.
     Pursuant to the request of the Company and in accordance with the provisions of paragraph 11C of the Agreement, the parties hereto agree as follows:
     SECTION 1. Amendment. From and after the date this letter becomes effective in accordance with its terms, the Agreement is amended as follows:
     1.1 The first sentence of Paragraph 1 of the Agreement is amended by deleting the phrase “no more than twelve (12) years after the issuance thereof, to have an average life, in the case of each Note so issued, of no more than ten (10) years after the date of original issuance thereof,” and substituting therefore the following:
“no more than fifteen (15) years after the issuance thereof, to have an average life, in the case of each Note so issued, of no more than twelve (12) years after the date of original issuance thereof,”
     1.2 Paragraph 2B of the Agreement is amended to delete in its entirety clause (i) thereof and to substitute therefor the following: “(i) March 30, 2010 and”.

     1.3 The Company and Prudential expressly agree and acknowledge that as of the date hereof the Available Facility Amount is $100,000,000. NOTWITHSTANDING THE FOREGOING, THIS AMENDMENT AND THE AGREEMENT HAVE BEEN ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE PRIVATE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF PRIVATE SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.
     1.4 Paragraph 2E of the Agreement is amended to delete in its entirety the fifth sentence thereof. For clarity, the fifth sentence hereby deleted begins with “In the event” and ends with “determined by Prudential”.
     1.5 Paragraph 2H(2) of the Agreement is amended (i) to delete the first sentence thereof up to but not including the equation “(BEY — MMY) X DTS/360 X Full Price” and substituting therefore the following:
     “If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Private Shelf Closing Day for such Accepted Note, the Company will pay to Prudential (a) on the Cancellation Date or actual closing date of such purchase and sale and (b) if earlier, the next Business Day following 90 days after the Acceptance Day for such Accepted Note and on each Business Day following 90 days after the prior payment hereunder, a fee (herein called the “Delayed Delivery Fee”) calculated as follows:”
and (ii) to delete the reference in the definition of “DTS” to “the thirty-first day after the Acceptance Day of” and substituting therefore the following:
     “the original Private Shelf Closing Day with respect to”
     1.6 Paragraph 5A(i) of the Agreement is amended to delete the proviso at the end thereof and to substitute therefore the following:
     “provided, however, that delivery (which may be by delivery of an electronic version or by providing notice and access to a version that may be downloaded from the Company’s website) pursuant to clause (iii) below of copies of the Quarterly Report on Form lO-Q of the Company for such quarterly period filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (i);”

     1.7 Paragraph 5A(ii) of the Agreement is amended to delete the proviso at the end thereof and to substitute therefore the following:
     “provided, however, that delivery (which may be by delivery of an electronic version or by providing notice and access to a version that may be downloaded from the Company’s website) pursuant to clause (iii) below of copies of the Annual Report on Form 10-K of the Company for such fiscal year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (ii);”
     1.8 Paragraph 5A(iii) of the Agreement is amended to add the following proviso at the end thereof:
     “provided, however, that the delivery requirement with respect to any such financial statements, proxy statements, notices and reports may be satisfied by delivery of an electronic version or by providing notice and access to a version that may be downloaded from the Company’s website;”
     1.9 Paragraphs 6A(1), 6A(2) and 6A(3) of the Agreement are deleted in their entirety.
     1.10 Paragraph 6B(2) of the Agreement is amended to delete the proviso at the end thereof and to substitute therefore the following:
“provided, however, (x) that the aggregate principal amount of consolidated Debt of the Company and its Subsidiaries shall not exceed at any time an amount equal to 58% of Consolidated Capitalization and (y) Priority Debt shall not exceed at any time an amount equal to 20% of Consolidated Net Worth.”
     1.11 Paragraph 6B(3) of the Agreement is amended by deleting “15% of Consolidated Tangible Net Worth” in clause (vii) therein and substituting therefore “20% of Consolidated Net Worth”.
     1.12 Paragraph 6B(10) of the Agreement is deleted in its entirety and a new paragraph 6B(10) is substituted therefore to read in its entirety as follows:
     “6B(10). Other Subsidiary Guaranties. The Company covenants that it will not permit any Subsidiary organized under the laws of the United States or any state thereof (a “U.S. Subsidiary”) to create, issue, incur, assume or become subject to or liable under any guarantee with respect to any Material Indebtedness Agreement unless such U.S. Subsidiary promptly executes and delivers to the holders of the Notes a Guaranty of Payment of Debt substantially in the form of Exhibit I hereto. Notwithstanding the foregoing, the Company covenants that it will not permit any Subsidiary to create, issue, incur, assume or become subject to or liable under any guarantee with respect to the Credit Agreement unless such

Subsidiary promptly executes and delivers to the holders of the Notes a Guaranty of Payment of Debt substantially in the form of Exhibit I hereto; provided, however, that the foregoing shall not apply to any guaranty created, issued, incurred or assumed by a Subsidiary organized under the laws of a jurisdiction other than the United States or any state thereof (a “Non-U.S. Subsidiary”) in respect of Debt incurred by any other Non-U.S. Subsidiary pursuant to the Credit Agreement so long as such Non-U.S. Subsidiary that creates, issues, incurs or assumes such guaranty has not also created, issued, incurred or assumed a guaranty in respect of Debt incurred by the Company or any U.S. Subsidiary pursuant to the Credit Agreement.”
     1.13 Paragraph 7A of the Agreement is amended (1) to delete the reference to “$5,000,000” in clause (iii)(A) thereof and to substitute therefore a reference to “$20,000,000”, (2) to delete the reference to “$10,000,000” in clause (iii)(B) thereof and to substitute therefore a reference to “$20,000,000”, (3) to delete the reference to “$5,000,000” in clause (xii) thereof and to substitute therefore a reference to “$10,000,000”, (4) to add “or” to the end of clause (xiv) and (5) to add a new clause (xv) after clause (xiv) therein to read as follows:
     ”(xv) a Change in Control shall occur;”
     1.14 Paragraph 8A of the Agreement is deleted in its entirety and a new paragraph 8A is substituted therefore to read in its entirety as follows:
     ““8A. Organization. The Company is a corporation duly organized and existing in good standing under the laws of the State of Ohio, each Subsidiary is a corporation or other legal entity existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and the Company has and each Subsidiary has the corporate or other power to own its respective property and to carry on its respective business as now being conducted. The names and jurisdictions of incorporation of each Subsidiary are set forth on Exhibit F attached hereto.”
     1.15 Paragraph 10B of the Agreement is amended by deleting the following definitions in their entirety: “Consolidated Current Assets”, “Consolidated Current Liabilities” and “Consolidated EBIT”.
     1.16 Paragraph 10B of the Agreement is further amended by adding the following defined terms in alphabetical order:
     ““Change in Control” shall mean:
          (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as then in effect), of shares representing more than thirty-three percent (33%) of the aggregate ordinary Voting Stock represented by the issued and outstanding capital stock of the Company;
          (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or
          (c) the occurrence of a change in control, or other similar provision, as defined in the Credit Agreement or any Material Indebtedness Agreement.”
     ““Consolidated Depreciation and Amortization Charges” shall mean, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of the Company for such period, as determined on a consolidated basis and in accordance with generally accepted accounting principles.”
     ““Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus the aggregate amounts deducted in determining such Consolidated Net Income in respect of (a) Consolidated Interest Expense, (b) Consolidated Income Tax Expense, (c) Consolidated Depreciation and Amortization Charges, (d) stock option expenses, up to an aggregate amount of Five Million Dollars ($5,000,000) per fiscal year of the Company, and (d) (i) extraordinary or non-recurring charges, minus (ii) extraordinary or non-recurring cash gains, determined on a consolidated basis in accordance with generally accepted accounting principles.”
     ““Consolidated Net Worth” shall mean, at any time, the stockholders’ equity of the Company determined as of such date on a consolidated basis and in accordance with generally accepted accounting principals.”
     1.17 The definition of “Credit Agreement” in paragraph 10B of the Agreement is amended to read in its entirety as follows:
     ““Credit Agreement” shall mean the Credit Agreement, dated as of June 3, 2005, among the Company, the Canadian Borrowers, the Banks, Keybank National Association, as Lead Arranger, Book Runner and Administrative Agent, and U.S. Bank National Association, as Syndication Agent, as amended, modified, supplemented, restated, replaced or refinanced from time to time.”
     1.18 The definition of “Interest Coverage Ratio” in paragraph 10B of the Agreement is amended to read in its entirety as follows:

     ““Interest Coverage Ratio” shall mean, for the most recently completed four fiscal quarters of the Company, on a consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense.”
     1.19 The definition of “Material Indebtedness Agreement” in paragraph 10B of the Agreement is amended to read in its entirety as follows:
     ““Material Indebtedness Agreement” shall mean any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with Funded Debt of the Company or any Subsidiary equal to or in excess of the amount of Twenty Million Dollars ($20,000,000).”
     SECTION 2. Representation and Warranty. The Company hereby represents and warrants that no Default or Event of Default exists under the Agreement as of the date hereof.
     SECTION 3. Conditions Precedent. This letter shall be deemed effective as of the date hereof upon (i) the return on or before April 16, 2007 by the Company to Prudential of a counterpart hereof duly executed by the Company, Prudential and each holder of Notes. Upon execution hereof by the Company, this letter should be returned to: Prudential Capital Group, Two Prudential Plaza, Suite 5600, Chicago, Illinois 60601, Attention: Scott B. Barnett.
     SECTION 4. Reference to and Effect on Agreement. Upon the effectiveness of this letter, each reference to the Agreement and the Notes in any other document, instrument or agreement shall mean and be a reference to the Agreement and the Notes as modified by this letter. Except as specifically set forth in Section 1 hereof, each of the Agreement and the Notes shall remain in full force and effect and each is hereby ratified and confirmed in all respects.
     SECTION 5. Confirmation of Guarantees. By its signature below, each Subsidiary party to a Guaranty of Payment of Debt agrees and consents to the terms and provisions of this Amendment and agrees that its Guaranty of Payment of Debt shall remain in full force and effect and is hereby ratified and confirmed in all respects after giving effect to this Amendment.
     SECTION 6. Governing Law. THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF ILLINOIS (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS LETTER TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

     SECTION 7. Counterparts; Section Titles. This letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. The section titles contained in this letter are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Very truly yours, PRUDENTIAL INVESTMENT MANAGEMENT, INC.
By:	/s/ Dianna D. Carr
Vice President

Agreed and Accepted:
APPLIED INDUSTRIAL TECHNOLOGIES, INC.

By:	/s/ Mark O. Eisele
Name:	Mark O. Eisele
Title:	VP-CFO & Treasurer
Consented to:
APPLIED INDUSTRIAL TECHNOLOGIES-CA LLC
APPLIED INDUSTRIAL TECHNOLOGIES-DBB, INC.
APPLIED INDUSTRIAL TECHNOLOGIES-DIXIE, INC.
APPLIED INDUSTRIAL TECHNOLOGIES-INDIANA LLC
APPLIED INDUSTRIAL TECHNOLOGIES-MAINLINE, INC.
APPLIED INDUSTRIAL TECHNOLOGIES-TX LP
APPLIED INDUSTRIAL TECHNOLOGIES-PA LLC
AIR AND HYDRAULICS ENGINEERING, INCORPORATED
ESI ACQUISITION CORPORATION
THE OHIO BALL BEARING COMPANY
BEARINGS PAN AMERICAN, INC.
BEARINGS SALES AND SERVICES, INC.
AIR DRAULICS ENGINEERING CO.
APPLIED-MICHIGAN, LTD
APPLIED INDUSTRIAL TECHNOLOGIES-CAPITAL LLC

By:	/s/ Mark O. Eisele
Name:	Mark O. Eisele
Title:	VP-CFO & Treasurer